Exhibit 99.1

April 12, 2024

Dear Shareholder:

During the first quarter of 2024, we have had the opportunity to improve on many levels as an organization. We have observed some settling in the interest rate environment, predominately as a result of the easing of competitive pressures, which we believe may lead to a more stable interest rate environment for the remainder of this year. We remain optimistic that we will continue to be able to grow both loans and deposits in 2024. We are also excited about our ongoing efforts to expand our brand throughout our markets as we look to increase awareness of our distinctive brand of service and expansive suite of products. Throughout 2024, we intend to remain committed to managing our balance sheet to support sustainable growth while attempting to maximize returns for our shareholders. As we reflect on the closing of the first quarter of 2024, we are pleased to share with you the following highlights.

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Assets as of March 31, 2024 were $4.9 billion, representing an increase of $463.5 million, or 10.4%, from March 31, 2023.
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Loans as of March 31, 2024 were $3.6 billion, representing an increase of $348.5 million, or 10.7%, from March 31, 2023.
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Deposits as of March 31, 2024 were $4.4 billion, representing an increase of $398.1 million, or 9.8%, from March 31, 2023.
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Total Shareholders’ Equity as of March 31, 2024 was $435.5 million, representing an increase of $46.7 million, or 12.0%, from March 31, 2023.
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Earnings Per Diluted Share for the first quarter of 2024 and 2023 were $1.08 and $1.20, respectively.

The latest price at which the Company’s common stock has been traded of which we are aware was $72.25 per share.

In addition to our financial endeavors, Wilson Bank & Trust is deeply committed to promoting financial education across all age groups in Tennessee. This April, our team is spearheading various initiatives aimed at raising awareness about the importance of personal financial wellness. From hosting events to conducting digital campaigns across the state, we are working hard to make significant strides in fostering financial literacy in all of our communities. This includes tailored seminars on Elder Fraud for our senior community members and engaging local elementary schools to instill foundational financial knowledge in children through story time sessions featuring children's books focused on financial literacy. Our participation in Tennessee Financial Literacy Week further underscores our dedication to equipping Tennesseans with the essential skills needed to navigate today's complex economic landscape.

We invite each of you to join us for our Annual Shareholder Picnic on Tuesday, May 14th, from 4:30-7:30 pm at Fiddler's Grove, located at the Wilson County Fairgrounds. This event will include live music, delicious food, inflatables for children, and special giveaways. We encourage you to bring your families and make lasting memories with us. Additionally, we have included the details of our annual Shareholder Meeting below.

Our annual Shareholder Meeting will be held on

April 25th, 2024 at 5:00pm in the

Clemons-Richerson Operations Building

105 North Castle Heights Avenue, Lebanon, TN 37087

In March, we celebrated the career of now retired CFO, Lisa Pominski. Lisa’s unwavering commitment and leadership will be felt within the organization for years to come. We are also excited to have her as our newest board member. Inviting her to join our board solidifies maintaining her knowledge and expertise as an ongoing asset to our bank and shareholders.

Thank you for your unwavering support. Your faithfulness and loyalty contribute significantly to our unique and successful journey. We look forward to the opportunities ahead and remain committed to delivering value to our customers and you, our shareholders.

Warm regards,

John McDearman Randall Clemons

President/CEO Chairman

Wilson Bank Holding Company Wilson Bank Holding Company